Contacts:

Investors:	William Kuser	203-573-2213
Media:	Debra Durbin	203-573-3005

Chemtura Announces Strategic Restructuring of Antioxidants Business

Company to strengthen manufacturing footprint to reduce costs, increase efficiencies and serve customers more effectively

Restructuring will better position company for growth in Asia, Middle East and Europe

MIDDLEBURY, Conn. - June 4, 2007 - Chemtura Corporation (NYSE: CEM) announced today that the company plans to restructure its global supply chain for standard antioxidants in order to position itself to be more competitive in the world plastics market and to more effectively serve its global customers. The restructuring supports Chemtura’s overall objectives of reducing costs and optimizing its global manufacturing footprint, while maintaining the company’s strong commitment to the antioxidants business.

This restructuring, which includes the closing and/or divesting of selective sites in Europe, as well as potential investments in other parts of the world to better meet customer needs, will result in pre-tax charges, principally severance costs, of approximately $15 million to $20 million and accelerated depreciation of approximately $30 million to $35 million in the second and third quarters of 2007.

Chemtura’s manufacturing facilities at Pedrengo and Ravenna, Italy, and Catenoy, France will be affected by these changes. During the third quarter of 2007, the company intends to end standard antioxidant production and to close the antioxidant facilities at Pedrengo and Ravenna and also proposes to shut down two intermediate chemical products at Catenoy. The intermediates produced at Catenoy are used at the Pedrengo facility.

Approximately 125 to 135 employees would be affected at Pedrengo, about 25 to 35 at Ravenna and around 35 at Catenoy.

“Although significant gains in productivity have been made in recent years at Pedrengo and Ravenna, those gains have been overshadowed by increasing operational and raw material costs,” said Anne Noonan, president of Chemtura’s Polymer Additives Group, which operates the sites. “As a result, the current manufacturing position for standard antioxidants at these sites continues to fall below profit expectations.

“We remain highly committed to our antioxidants customers,” Noonan said. “To replace the products manufactured at Pedrengo and Ravenna and to ensure consistent supply to our customers, Chemtura will continue to supply antioxidants through a combination of local sourcing agreements and through the company’s own large, global manufacturing network.”

The network includes facilities in the United States, Germany, Saudi Arabia and South Korea.

“These strategic changes underscore the need for competitive sites,” said Chemtura Chairman and CEO Robert L. Wood. “These actions will give us a stronger, more competitive manufacturing base, which is necessary for success in a very competitive global marketplace and will allow us to take advantage of growth opportunities in Asia, Europe and the Middle East. We will continue to examine our global manufacturing footprint to ensure that our operations are as efficient as possible and serve our customers as effectively as possible.”

Chemtura’s standard antioxidants, which are sold under the Chemtura trade names Anox® 20, Anox® PP18 and Alkanox® 240, are widely used in the manufacture of plastics to increase end-product strength and durability.

Chemtura Corporation (NYSE:CEM), with 2006 sales of $3.7 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products. Learn more about us on our Web site at www.chemtura.com

Forward-Looking Statement
This document includes forward-looking statements. These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:
•	General economic conditions.
•	Significant international operations and interests.
•	The ability to obtain increases in selling prices to offset increases in raw material and energy costs.
•	The ability to retain sales volumes in the event of increasing selling prices.
•	The ability to absorb fixed cost overhead in the event of lower volumes.
•	Pension and other post-retirement benefit plan assumptions.
•	The ability to recover lost volume in our non-flame retardant Plastic Additives business or execute other portions of the recovery plan for this business.
•	The ability to sustain profitability in our Crop Protection business due to new generic competition, or the failure to secure new products and technology.
•	The ability to sell methyl bromide due to regulatory restrictions.
•	Energy and raw material prices, availability and quality.
•	Production capacity.
•	Changes in interest rates and foreign currency exchange rates.
•	Changes in technology, market demand and customer requirements.
•	The enactment of more stringent environmental laws and regulations.
•	The ability to realize expected cost savings under our cost-reduction initiatives, including Six Sigma and Lean manufacturing.
•	The ability to successfully execute our portfolio divestiture plan.
•	The ability to reduce our indebtedness levels.
•	The ability to recover our deferred tax assets.
•	The ability to remain compliant with our debt covenants or obtain necessary waivers.
•	Other risks and uncertainties detailed in Item 1A.Risk Factors or in our filings with the Securities and Exchange Commission.

These statements are based on the Company’s estimates and assumptions and on currently available information. The forward-looking statements include information concerning the Company’s possible or assumed future results of operations, and the Company’s actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this press release was issued and such information will not necessarily be updated by the Company.